UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 4, 2002

Medicis Pharmaceutical Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18443	52-1574808

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8125 North Hayden Road Scottsdale, Arizona	85258-2463

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(602) 808-8800

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-4.1
EX-4.2
EX-99.1

Item 5. Other Events.

         On June 4, 2002, we consummated the sale of $350 million in aggregate principal amount of our 2.5% Contingent Convertible Senior Notes Due 2032 (the “Notes”) in a private placement pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended. The Notes were issued under an indenture, dated as of June 4, 2002, between our company and Deutsche Bank Trust Company Americas, as trustee. The Notes are convertible into shares of our Class A common stock under certain circumstances at a price of $58.10. Deutsche Bank Securities Inc., the initial purchaser of the Notes, will have the option to purchase up to an additional $50 million in aggregate principal amount of the Notes.

         We expect to use the net proceeds from the offering of the Notes:

•	to fund the purchase of up to $142.5 million of our Class A common stock, in connection with short sales of our common stock by purchasers of the Notes,

•	for future acquisitions of businesses, products and technologies, and

•	for general corporate purposes.

         Pursuant to a Registration Rights Agreement dated as of June 4, 2002, we have agreed to file a shelf registration statement with the Securities and Exchange Commission, with respect to resales of the Notes and our Class A Common stock issuable upon conversion of the Notes, no later than August 19, 2002.

Item 7. Financial Statements and Exhibits.

Exhibits

4.1	Indenture, dated as of June 4, 2002, by and between Medicis Pharmaceutical Corporation, as issuer, and Deutsche Bank Trust Company Americas, as trustee.

4.2	Registration Rights Agreement, dated as of June 4, 2002, by and between Medicis Pharmaceutical Corporation and Deutsche Bank Securities Inc.

99.1	Copy of press release, dated June 4, 2002, issued by Medicis Pharmaceutical Corporation.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION (Registrant)

Date: June 5, 2002		/s/ Mark S. Prygocki

	Name: Title:	Mark A. Prygocki, Sr. Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Indenture, dated as of June 4, 2002, by and between Medicis Pharmaceutical Corporation, as issuer, and Deutsche Bank Trust Company Americas, as trustee.

4.2	Registration Rights Agreement, dated as of June 4, 2002, by and between Medicis Pharmaceutical Corporation and Deutsche Bank Securities Inc.

99.1	Copy of press release, dated June 4, 2002, issued by Medicis Pharmaceutical Corporation.